EXHIBIT 99.1

WisdomTree Announces First Quarter 2015 Results

Net income of $12.1 million or diluted EPS $0.09

Record $13.5 billion in net inflows for the quarter with AUM reaching record $55.8 billion

Net inflow market share of 23.8% for the quarter

Declares $0.08 quarterly dividend

New York, NY – (GlobeNewswire) – May 1, 2015 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $12.1 million for the first quarter of 2015 or $0.09 per share on a fully diluted basis. This compares to $30.2 million in the first quarter of 2014 (which included a non-recurring tax benefit of $13.7 million) and $9.6 million in the fourth quarter of 2014. Included in the quarter was a loss of $1.8 million, or $0.01 per diluted EPS, associated with the Company’s European listed ETP business, which was acquired in April 2014.

WisdomTree CEO and President Jonathan Steinberg said, “We reported a record $13.5 billion in net inflows in the first quarter in the U.S., making WisdomTree one of the fastest-growing companies within the ETF and broader asset management industry in 2015 to date. WisdomTree’s industry-leading growth underscores our ability to identify and disseminate useful and differentiated investment solutions to an ever-growing ETF market. We also recorded record revenues and pre-tax earnings in the quarter.”

“Now the sixth largest ETP sponsor in the world with $61.2 billion in AUM globally, we are continuing to experience strong organic growth in the second quarter, led by our currency hedged equity ETFs. Importantly, we are continuing to plant the seeds for future growth as we execute against the strategic growth initiatives we previously outlined for the year, including investments in people, products and technology.”

Summary Operating and Financial Highlights

	Three Months Ended			Change From
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2015	2014	2014	2014	2014
Operating Highlights
US listed ETFs ($, in billions):
AUM	$55.8	$39.3	$33.9	41.9%	64.6%
Net inflows	$13.5	$4.5	($0.5)	200.7%	n/a
Average AUM	$46.4	$37.7	$33.9	23.1%	37.0%
Average advisory fee	0.52%	0.52%	0.51%	—	+.01
Market share of industry inflows	23.8%	3.8%	—	+20.0	—
European listed ETPs ($, in millions):
AUM	$334.6	$181.2	—	84.7%	—
Net inflows	$174.2	$98.2	—	77.4%	—
Average advisory fee	0.75%	0.73%	—	+.02	—
Financial Highlights ($, in millions, except per share amounts):
Consolidated Results:
Total revenues	$60.1	$49.6	$42.9	21.3%	40.1%
Pre-tax income	$21.0	$16.7	$16.5	26.0%	27.6%
Net income	$12.1	$9.6	$30.2	25.4%	(60.1%)
Diluted earnings per share	$0.09	$0.07	$0.22	0.02	(0.13)
Pre-tax margin	35.0%	33.6%	38.4%	+1.4	-3.4
US listed ETFs:
Gross margin[1] (non-GAAP)	83.2%	82.5%	78.6%	+0.7	+4.6
Pre-tax margin	38.3%	37.8%	38.4%	+0.5	-0.1

[1]	Gross margin is defined as total revenues less fund management and administration expenses and third-party sharing arrangements.

Recent Business Developments

•	On February 17, 2015, the WisdomTree Europe Hedged Equity Fund (HEDJ) surpassed $10 billion in assets

•	On March 4, 2015, the Company launched the Europe Hedged SmallCap Equity Fund (EUSC)

•	On March 9, 2015, the Company surpassed $50 billion in assets under management

•	On March 20, 2015, the WisdomTree Europe Hedged Equity Fund (HEDJ) received ETF.com award for ‘ETF of the Year’

•	On April 9, 2015, the Company launched the Japan Hedged Dividend Growth Fund (JHDG)

•	On April 16, 2015, the Company announced it named David Yates Chief Information Officer

•	On April 20, 2015, the Company announced it named Alisa Maute Head of U.S. Sales

•	WisdomTree Europe:

•	Listed six WisdomTree UCITS ETFs in Germany on the Deutsche Börse on February 15, 2015; listed six WisdomTree UCITS ETFs in Switzerland on the SIX Swiss Exchange on March 15, 2015; listed the ISEQ 20® UCITS ETF (WTIE) in Ireland on the Irish Stock Exchange on April 20, 2015 and in London on the London Stock Exchange on April 21, 2015; and announced it named Nizam Hamid Head of European Sales on April 23, 2015

•	Listed seven Boost ETP ETCs in Italy on the Borsa Italiana on April 9, 2015

Assets Under Management and Net Inflows

US listed ETF assets under management (“AUM”) reached a record $55.8 billion at March 31, 2015, up 42% from December 31, 2014, primarily due to record inflows of $13.5 billion. US listed AUM was up 65% from March 31, 2014.

European listed AUM was $334.6 million, up 85% from $181.2 million at December 31, 2014 primarily due to $174.2 million of net inflows, primarily in the company’s Boost branded ETPs.

Performance

In evaluating the performance of our US listed equity, fixed income and alternative ETFs against actively managed and index based mutual funds and ETFs, 90.2% of the $49.5 billion invested in our ETFs and 60% (31 of 52) of our ETFs outperformed their comparable Morningstar average since inception as of March 31, 2015.

For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

First Quarter Financial Discussion

Revenues

Total revenues increased 40.1% from the first quarter of 2014 and 21.3% compared to the fourth quarter of 2014 to a record $60.1 million primarily due to higher average AUM from strong inflows. Revenues from our European listed ETPs, which were acquired in April 2014, increased to $0.6 million from $0.4 million in the fourth quarter of 2014 primarily due to higher inflows for the Boost branded ETPs. The average advisory fee for our US listed ETFs increased to 0.52% as compared to 0.51% for the first quarter of 2014 due to the change in the mix of our AUM and remained the same at 0.52% as compared to the fourth quarter of 2014.

Margins

Gross margin for our US listed ETFs, which is our total revenues less fund management and administration expenses and third party sharing arrangements, was 83.2% in the first quarter of 2015 as compared to 78.6% in the first quarter of 2014 and 82.5% in the fourth quarter of 2014. The increase was primarily due to beneficial pricing changes for our fund accounting, administration and custody services, which took effect in April 2014, as well as higher average AUM.

Consolidated pre-tax margin was 35.0% in the first quarter of 2015. Pre-tax margin for our U.S. listed ETFs was 38.3% on average U.S. listed AUM of $46.4 billion. The Company’s margins were compressed in the first quarter due to the timing difference between when the Company recorded higher compensation costs from record inflows levels versus when it recognizes the full impact of the revenues from these inflows.

Expenses

Total expenses increased 48.0% from the first quarter of 2014 and 18.8% compared to the fourth quarter of 2014 to $39.1 million. Included in the quarter was $2.4 million of expenses associated with our European listed ETPs.

•	Compensation and benefits expense increased 110% from the first quarter of 2014 to $19.6 million due to higher accrued incentive compensation due to our record setting inflow levels experienced in the quarter as well as higher headcount related expenses to support our growth. Included in the quarter was $1.1 million in compensation costs for employees associated with our European listed ETPs. Our headcount was 109 in the US and 136 globally at the end of the quarter.

•	Fund management and administration expense increased 10.9% from the first quarter of 2014 to $10.2 million. Fees associated with higher inflow levels, average AUM and number of ETFs increased, and were partly offset by lower fees as a result of changing our fund accounting, administration and custody service provider in April 2014. We also incurred additional costs for our European listed ETPs which were acquired in April 2014. This expense increased 13.8% compared to the fourth quarter of 2014 due to expenses associated with higher inflow levels and additional costs for the WisdomTree branded ETFs which were launched in Europe in the fourth quarter. We had 70 US listed ETFs and 63 European listed ETPs at the end of the quarter.

•	Marketing and advertising expense increased 19.3% from the first quarter of 2014 and 7.2% from the fourth quarter to $3.1 million primarily due to higher levels of advertising related activities to support our growth.

•	Sales and business development expense increased 46.0% from the first quarter of 2014 to $1.9 million primarily due to higher spending for sales related activities. This expense was relatively unchanged compared to the fourth quarter of 2014.

•	Professional and consulting fees decreased 18.5% from the first quarter of 2014 to $1.5 million. In the first quarter of last year, we incurred advisory fees in connection with our acquisition of Boost. This expense decreased 42.9% compared to the fourth quarter of 2014 primarily due to lower fees relating to strategic consulting services.

•	Occupancy, communication and equipment expense was essentially unchanged at $0.9 million as compared to the first and fourth quarters of last year.

•	Depreciation and amortization expense was also relatively unchanged at $0.2 million as compared to the first and fourth quarters of last year.

•	Third-party sharing arrangements expense increased to $0.3 million in the first quarter of 2015 as compared to the first quarter of 2014 primarily due to higher fees for our marketing agents in Latin America and listing our ETFs on a third party platform.

•	Acquisition contingent payment expense was $0.3 million in the first quarter. This represents the current expense accrual for expected payments due to the former Boost shareholders related to our acquisition in April 2014 and is primarily driven by increased AUM derived from our European business.

•	Income tax expense was $9.0 million for the first quarter of 2015. The effective tax rate on our US listed ETF business increased to 39.4% from 38.3% in the fourth quarter of last year due to state taxes. The Company’s overall effective tax rate was 42.6% due to the non-deductibility of losses in our European ETP business. These losses may be recognized in the future after the European business is profitable. The Company recorded a tax benefit of $13.7 million in the first quarter of last year related to its deferred tax asset, which previously had been recorded with a full valuation allowance.

Balance Sheet

As of March 31, 2015, the Company had total assets of $217.9 million which consisted primarily of cash and cash equivalents and investments of $173.3 million. There were approximately 135.6 million shares of common stock outstanding as of March 31, 2015. Fully diluted weighted average shares outstanding were 137.3 million for the first quarter.

Quarterly Dividend and Stock Buyback

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share of the Company’s common stock. The dividend will be paid on May 27, 2015 to stockholders of record as of the close of business on May 13, 2015. In addition, during the quarter, the Company purchased approximately 773,000 shares for $14.1 million.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, May 1, 2015 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully expand our business into non-U.S. markets;

•	timing of payment of our cash income taxes;

•	competition in our business; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•	Recent historical growth may not provide an accurate representation of the growth we may experience in the future, which may make it difficult to evaluate our future prospects.

•	Challenging global market conditions associated with declining prices of securities can adversely affect our business by reducing the market value of the assets we manage or causing customers to sell their fund shares and trigger redemptions.

•	Fluctuations in the amount and mix of our AUM may negatively impact revenue and operating margin.

•	We derive a substantial portion of our revenue from a limited number of products – in particular two funds, the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – and, as a result, our operating results are particularly exposed to the performance of those funds, investor sentiment toward the strategies pursued by those funds and our ability to maintain the AUM of those funds.

•	Most of our AUM are held in our U.S. listed ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•	We derive a substantial portion of our revenue from international hedged equity ETFs and are exposed to the market-specific political and economic risks, as well as general investor sentiment regarding monetary policy of those markets.

•	We derive a substantial portion of our revenue from products invested in securities of Japanese and European companies and are exposed to the market-specific political and economic risks, as well as general investor sentiment regarding future growth of those markets and currency fluctuations.

•	We derive a significant portion of our revenue from products invested in emerging markets and are exposed to the market-specific political and economic risks as well as general investor sentiment regarding future growth of those markets.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenue to decline.

•	We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm our customers.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $61.2 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

WisdomTree Investments, Inc.

Stuart Bell / Jessica Zaloom

+1.917.267.3702 / +1.917.267.3735

sbell@wisdomtree.com / jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2015	2014	2014	2014	2014
Revenues
Advisory fees	$59,869	$49,327	$42,609	21.4%	40.5%
Other income	272	273	311	-0.4%	-12.5%

Total revenues	60,141	49,600	42,920	21.3%	40.1%
Expenses
Compensation and benefits	19,601	14,099	9,355	39.0%	109.5%
Fund management and administration	10,168	8,932	9,168	13.8%	10.9%
Marketing and advertising	3,076	2,869	2,578	7.2%	19.3%
Sales and business development	1,900	1,914	1,301	-0.7%	46.0%
Professional and consulting fees	1,463	2,560	1,795	-42.9%	-18.5%
Occupancy, communication and equipment	918	943	900	-2.7%	2.0%
Depreciation and amortization	220	221	192	-0.5%	14.6%
Third party sharing arrangements	283	282	10	0.4%	2730.0%
Acquisition contingent payment	257	—	—	n/a	n/a
Other	1,235	1,101	1,142	12.2%	8.1%

Total expenses	39,121	32,921	26,441	18.8%	48.0%

Income before taxes	21,020	16,679	16,479	26.0%	27.6%
Income tax expense/(benefit)	8,958	7,057	(13,725)	—	—

Net income	$12,062	$9,622	$30,204	25.4%	-60.1%

Income before taxes per share - basic	$0.16	$0.13	$0.13
Income before taxes per share - diluted	$0.15	$0.12	$0.12
Net income per share - basic	$0.09	$0.07	$0.23
Net income per share - diluted	$0.09	$0.07	$0.22
Weighted average common shares - basic	134,075	132,816	130,934
Weighted average common shares - diluted	137,311	138,787	138,667

WISDOMTREE INVESTMENTS, INC.

NON-GAAP SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	US	European
	Listed	Listed		US Listed Business
	Business	Business	Total				% Change From
	Q1/15	Q1/15	Q1/15	Q1/15	Q4/14	Q1/14	Q4/14	Q1/14
Revenues
Advisory fees	$59,346	$523	$59,869	$59,346	$48,966	$42,609	21.2%	39.3%
Other income	234	38	272	234	243	311	-3.7%	-24.8%

Total revenues	59,580	561	60,141	59,580	49,209	42,920	21.1%	38.8%
Expenses
Compensation and benefits	18,475	1,126	19,601	18,475	13,127	9,355	40.7%	97.5%
Fund management and administration	9,733	435	10,168	9,733	8,334	9,168	16.8%	6.2%
Marketing and advertising	2,952	124	3,076	2,952	2,696	2,578	9.5%	14.5%
Sales and business development	1,865	35	1,900	1,865	1,620	1,301	15.1%	43.4%
Professional and consulting fees	1,298	165	1,463	1,298	2,456	1,795	-47.1%	-27.7%
Occupancy, communication and equipment	847	71	918	847	850	900	-0.4%	-5.9%
Depreciation and amortization	219	1	220	219	219	192	0.0%	14.1%
Third party sharing arrangements	283	—	283	283	282	10	0.4%	2730.0%
Acquisition contingent payment	—	257	257	—	—	—	n/a	n/a
Other	1,091	144	1,235	1,091	1,007	1,142	8.3%	-4.5%

Total expenses	36,763	2,358	39,121	36,763	30,591	26,441	20.2%	39.0%

Income/(loss) before taxes	22,817	(1,797)	21,020	22,817	18,618	16,479	22.6%	38.5%
Income tax expense/(benefit)	8,987	(30)	8,958	8,987	7,131	(13,725)	26.0%	n/a

Net income/(loss)	$13,830	$(1,767)	$12,062	$13,830	$11,487	$30,204	20.4%	-54.2%

Pretax margin	38.3%		35.0%
Gross margin	83.2%		82.6%

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amounts)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,701	$165,284
Accounts receivable	24,600	18,176
Deferred tax asset, net	2,599	3,872
Other current assets	2,051	1,708

Total current assets	180,951	189,040
Fixed assets, net	10,153	10,356
Investments	21,629	13,990
Deferred tax asset, net	3,441	5,618
Goodwill	1,676	1,676
Other noncurrent assets	83	71

Total assets	$217,933	$220,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$12,648	$9,983
Compensation and benefits payable	11,070	14,333
Accounts payable and other liabilities	5,920	5,115

Total current liabilities	29,638	29,431
Other noncurrent liabilities:
Acquisition payable	2,014	1,757
Deferred rent payable	5,230	5,278

Total liabilities	36,882	36,466

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
issued: 136,971 and 134,959	1,370	1,350
outstanding: 135,553 and 133,445
Additional paid-in capital	204,752	209,216
Accumulated other comprehensive loss	(106)	(53)
Accumulated deficit	(24,965)	(26,228)

Total stockholders’ equity	181,051	184,285

Total liabilities and stockholders’ equity	$217,933	$220,751

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Cash flows from operating activities
Net income	$12,062	$30,204
Non-cash items included in net income:
Income tax expense/(benefit)	8,608	(13,725)
Depreciation and amortization	220	192
Stock-based compensation	2,344	2,015
Deferred rent	(48)	643
Deferred acquisition contingent payment	257	—
Accretion to interest income and other	3	(111)
Changes in operating assets and liabilities:
Accounts receivable	(6,356)	(224)
Other assets	(359)	18
Fund management and administration payable	2,640	1,358
Compensation and benefits payable	(3,230)	(11,473)
Accounts payable and other liabilities	796	537

Net cash provided by operating activities	16,937	9,434

Cash flows from investing activities
Purchase of fixed assets	(20)	(3,527)
Purchase of investments	(8,449)	(154)
Proceeds from the redemption of investments	808	61

Net cash used in investing activities	(7,661)	(3,620)

Cash flows from financing activities
Shares repurchased	(14,070)	(5,426)
Dividends paid	(10,799)	—
Proceeds from exercise of stock options	2,125	76

Net cash used in financing activities	(22,744)	(5,350)

Decrease in cash flows due to changes in foreign exchange rate	(115)	—

Net (decrease)/ increase in cash and cash equivalents	(13,583)	464
Cash and cash equivalents - beginning of period	165,284	104,316

Cash and cash equivalents - end of period	$151,701	$104,780

Supplemental disclosure of cash flow information
Cash paid for taxes	$356	$14

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
US LISTED ETFs
Total ETFs (in millions)
Beginning of period assets	39,281	35,823	34,884
Inflows/(outflows)	13,520	4,496	(502)
Market appreciation/(depreciation)	2,957	(1,038)	(498)

End of period assets	55,758	39,281	33,884

Average assets during the period	46,391	37,680	33,859
Revenue Days	90	92	90
ETF Industry and Market Share (in billions)
ETF industry net inflows	56.7	119.7	14.5
WisdomTree market share of industry inflows	23.8%	3.8%	0.0%
International Hedged Equity ETFs (in millions)
Beginning of period assets	17,760	13,971	13,348
Inflows/(outflows)	13,440	4,580	(12)
Market appreciation/(depreciation)	2,725	(791)	(724)

End of period assets	33,925	17,760	12,612

Average assets during the period	24,559	15,637	13,052
US Equity ETFs (in millions)
Beginning of period assets	9,390	7,939	7,181
Inflows	294	968	189
Market appreciation	64	483	135

End of period assets	9,748	9,390	7,505

Average assets during the period	9,770	8,833	7,176
Emerging Markets Equity ETFs (in millions)
Beginning of period assets	6,187	7,495	7,448
Outflows	(165)	(836)	(632)
Market appreciation/(depreciation)	46	(472)	(63)

End of period assets	6,068	6,187	6,753

Average assets during the period	6,147	7,092	6,775
International Developed Equity ETFs (in millions)
Beginning of period assets	3,988	4,494	3,864
Inflows/(outflows)	188	(305)	812
Market appreciation/(depreciation)	147	(201)	154

End of period assets	4,323	3,988	4,830

Average assets during the period	4,111	4,170	4,347
Fixed Income ETFs (in millions)
Beginning of period assets	1,152	1,379	1,906
Outflows	(210)	(164)	(306)
Market appreciation/(depreciation)	(38)	(63)	10

End of period assets	904	1,152	1,610

Average assets during the period	1,018	1,294	1,747
Currency ETFs (in millions)
Beginning of period assets	599	362	979
Inflows/(outflows)	(44)	232	(549)
Market appreciation/(depreciation)	10	5	(8)

End of period assets	565	599	422

Average assets during the period	571	456	611
Alternative Strategy ETFs (in millions)
Beginning of period assets	205	183	158
Inflows/(outflows)	17	21	(4)
Market appreciation/(depreciation)	3	1	(2)

End of period assets	225	205	152

Average assets during the period	215	198	151

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Average ETF assets during the period
International hedged equity ETFs	53%	42%	39%
US equity ETFs	21%	23%	21%
Emerging markets equity ETFs	14%	19%	20%
International developed equity ETFs	9%	11%	13%
Fixed income ETFs	2%	3%	5%
Currency ETFs	1%	1%	2%
Alternative strategy ETFs	0%	1%	0%

Total	100%	100%	100%

Average ETF advisory fee during the period
Alternative strategy ETFs	0.95%	0.95%	0.94%
Emerging markets equity ETFs	0.71%	0.70%	0.66%
International developed equity ETFs	0.56%	0.56%	0.56%
International hedged equity ETFs	0.53%	0.51%	0.49%
Fixed income ETFs	0.52%	0.53%	0.55%
Currency ETFs	0.50%	0.49%	0.49%
US equity ETFs	0.35%	0.35%	0.35%

Blended total	0.52%	0.52%	0.51%

Number of ETFs - end of the period
International developed equity ETFs	17	17	16
US equity ETFs	13	13	13
International hedged equity ETFs	13	12	6
Fixed income ETFs	11	12	12
Emerging markets equity ETFs	8	8	7
Currency ETFs	6	6	6
Alternative strategy ETFs	2	2	2

Total	70	70	62

EUROPEAN LISTED ETPs
Total ETPs (in thousands)
Beginning of period assets	165,018	123,210
Inflows	145,381	82,175
Market depreciation	(21,598)	(40,367)

End of period assets	288,801	165,018

Average ETP advisory fee during the period	0.81%	0.78%
Number of ETPs - end of the period	57	50
Total UCITS ETFs (in thousands)
Beginning of period assets****	16,179	—
Inflows	28,851	16,036
Market appreciation	816	143

End of period assets	45,846	16,179

Average ETP advisory fee during the period	0.40%	0.38%
Number of ETPs - end of the period	6	6
U.S. headcount	109	101	90
European headcount	27	23

Note: Previously issued statistics may be restated due to trade adjustments

Source: Investment Company Institute, Bloomberg, WisdomTree

****UCITS first launched October 24, 2014

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. The non-GAAP financial measurements included in this release include gross margin, gross margin percentage and our operating results for our US and European listed ETF businesses. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. We disclose gross margin as a non-GAAP financial measurement to allow investors to analyze our revenues less the direct costs paid to third parties attributable to those revenues. We disclose the results of our US listed ETF business to allow investors to better compare our results to the prior year as in April 2014, we acquired Boost ETP, a UK based ETP sponsor.

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2015	2014	2014
GAAP total revenue	$60,141	$49,600	$42,920
Fund management and administration	(10,168)	(8,932)	(9,168)
Third party sharing arrangements	(283)	(282)	(10)

Gross margin	$49,690	$40,386	$33,742

Gross margin percentage	82.6%	81.4%	78.6%

US listed ETFs:
GAAP total revenue	$59,580	$49,209	$42,920
Fund management and administration	(9,733)	(8,334)	(9,168)
Third party sharing arrangements	(283)	(282)	(10)

Gross margin	$49,564	$40,593	$33,742

Gross margin percentage	83.2%	82.5%	78.6%